EXHIBIT 15

To Whom It May Concern:                                       May 19, 2000

The firm of Barry L. Friedman, P.C., Certified Public Accountant consents to the inclusion of their report of May 19, 2000, on the Financial Statements of The Saint James Company, as of March 31, 2000, in any filing that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,

/s/  Barry L. Friedman
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     Barry L. Friedman
     Certified Public Accountant